CUSIP No. 146875109                                         Page 8  of 55  Pages

EXHIBIT 99.4 PLAINTIFF'S OPENING BRIEF IN SUPPORT OF MOTION FOR
PRELIMINARY INJUNCTION




                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



BBC CAPITAL MARKET, INC.,              )
                                       )
                  Plaintiff,           )
                                       )
         v.                            )        Civil Action No. 17743
                                       )
CARVER BANCORP, INC., a Delaware       )
corporation, DEBORAH C. WRIGHT,        )
DAVID N. DINKINS, LINDA H.             )
DUNHAM, ROBERT J. FRANZ,               )
PAZEL G. JACKSON, JR., HERMAN          )
JOHNSON, DAVID R. JONES,               )        FILED UNDER SEAL
FREDERICK O. TERRELL,                  )
MORGAN STANLEY & CO. INC., a           )
Delaware corporation, and PROVENDER    )
OPPORTUNITIES FUND, L.P., a            )
Delaware limited partnership,          )
                                       )
                  Defendants.          )

                                      PLAINTIFF'S OPENING BRIEF IN SUPPORT OF
                                         MOTION FOR PRELIMINARY INJUNCTION



                                            Andre G. Bouchard
                                            Joel Friedlander
                                            BOUCHARD MARGULES & FRIEDLANDER
                                            222 Delaware Avenue, Suite 1102
                                            Wilmington, DE 19801
                                            (302) 573-3500
                                            Attorneys for Plaintiff



OF COUNSEL:


Stuart L. Shapiro
SHAPIRO FORMAN & ALLEN LLP
380 Madison Avenue
New York, NY 10017
(212) 972-4900

DATED: February 7, 2000

CUSIP NO. 146875109                                           Page 9 of 55 pages


TABLE OF CONTENTS


                                                                                                           PAGE

TABLE OF AUTHORITIES.............................................................................................ii

NATURE AND STAGE OF PROCEEDINGS...................................................................................1

STATEMENT OF FACTS................................................................................................2

ARGUMENT.........................................................................................................29

         I.       OVERWHELMING EVIDENCE DEMONSTRATES THAT
                  CARVER ISSUED SHARES TO WRIGHT'S ANTI-
                  TAKEOVER ADVISORS FOR THE IMPROPER PURPOSE OF
                  THWARTING A PROXY CONTEST BY BBC CAPITAL.......................................................29

                           A.       Carver Issued Stock to the Most Friendly of Hands
                                    -- Wright's Long-Time Personal Advisors and
                                    Committed Allies.............................................................31

                           B.       Wright Cut Corners, Gave a Deadline to Morgan
                                    Stanley and Convinced Terrell to Cease Due
                                    Diligence to Get Stock Issued by the Record Date.............................32

                           C.       Morgan Stanley and Provender Accommodate
                                    Carver By Entering into Voting Restrictions..................................34

                           D.       Wright's Memos and Morgan Stanley's Conduct
                                    Are Direct Evidence of an Intent to Thwart a
                                    Proxy Contest................................................................35

         II.      WRIGHT AND HER ADVISORS DEFRAUDED
                  A SUPINE BOARD.................................................................................36

         III.     A PRELIMINARY INJUNCTION IS THE ONLY
                  REMEDY THAT WILL AFFORD AN UNTAINTED
                  ELECTION CONTEST...............................................................................39

CONCLUSION.......................................................................................................42

CUSIP NO. 146875109                                          Page 10 of 55 pages

                                               TABLE OF AUTHORITIES


CASES                                                                                                      PAGE
-----                                                                                                      ----

Abajian v. Kennedy,
------------------
   C.A. No. 11425, 1992 Del. Ch. LEXIS 6 (Jan. 17, 1992).........................................................35

Allen v. Prime Computer, Inc.,
-----------------------------
   Del. Supr., 540 A.2d 417 (1988)...........................................................................29, 39

Blasius Industries, Inc. v. Atlas Corp.,
---------------------------------------
   Del. Ch., 564 A.2d 651 (1988).............................................................................29, 30

Commonwealth Assocs. v. Providence Health Care, Inc.,
----------------------------------------------------
   C.A. No. 13135, 1993 Del. Ch. LEXIS 231 (Oct. 22, 1993)...............................................31, 32, 39

Glazer v. Zapata,
----------------
   Del. Ch., 658 A.2d 176 (1993).............................................................................31, 34

Kidsco Inc. v. Dinsmore,
-----------------------
   Del. Ch., 674 A.2d 483 (1995).................................................................................30

Mills Acquisition Co. v. MacMillan, Inc.,
----------------------------------------
   Del. Supr. 559 A.2d 1261 (1989).......................................................................36, 37, 38

Packer v. Yampol,
----------------
  C.A. No. 8432, 1986 Del. Ch. LEXIS 413 (Apr. 18, 1986).................................................32, 39, 40

Paramount Communications Inc. v. QVC Network Inc.,
-------------------------------------------------
   Del. Supr., 637 A.2d 34 (1993)............................................................................... 29

Schnell v. Chris-Craft Industries, Inc.,
---------------------------------------
   Del. Supr., 285 A.2d 437 (1971)...............................................................................29

Speiser v. Baker,
----------------
  Del. Ch., 525 A.2d 1001(1987)..................................................................................35

Stahl v. Apple Bancorp, Inc.,
----------------------------
   Del. Ch., 579 A.2d 1115 (1990)................................................................................30

Stockbridge v. Investment Partners, Inc. v. Amserv Healthcare, Inc.,
-------------------------------------------------------------------
   Del. Ch., C.A. No. 14330, Allen, C. (Aug. 23, 1995)...........................................................35
                                                        ii


CUSIP NO. 146875109                                          Page 11 of 55 pages


Viele v Devaney,
---------------
   Del. Ch., 679 A.2d 993 (1996).................................................................................31

WNH Investments, LLC v. Batzel,
------------------------------
   C.A. No. 13931, 1995 Del. Ch. LEXIS 47 (Apr. 28, 1995)................................................31, 32, 35


CUSIP NO. 146875109                                          Page 12 of 55 pages

                         NATURE AND STAGE OF PROCEEDINGS

                  On January 19, 2000, plaintiff BBC Capital Market, Inc. ("BBC Capital") filed a Verified Complaint for Injunctive and Declaratory Relief and a Motion for a Preliminary Injunction in which it seeks, among other things, to enjoin defendant Carver Bancorp, Inc. ("Carver" or the "Company") from treating any stock issued by Carver to Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Provender Opportunities Fund, L.P. ("Provender") as validly issued for purposes of voting and to enjoin all defendants from taking any action to impede BBC Capital's proxy solicitation.


                  Carver had issued shares on January 11, 2000, the record date for the annual meeting of stockholders that will take place on February 24, 2000. On January 12, 2000, Morgan Stanley threatened to "crush" BBC Capital's principals if they did not cease their solicitation to place two directors on Carver's board.

                  On January 25, 2000, this Court authorized expedited discovery and scheduled a preliminary injunction hearing for February 16, 2000.

                  Over the past two weeks, the parties have engaged in expedited discovery. Certain depositions and document productions by third parties are scheduled to take place later this week. This is the plaintiff's opening brief in support of its motion for a preliminary injunction.

CUSIP NO. 146875109                                          Page 13 of 55 pages

                               STATEMENT OF FACTS

         A.       The Parties.
                  ------------

                  Plaintiff BBC Capital is a subsidiary of The Boston Bank of Commerce ("BBOC"), the first African-American owned and managed interstate bank in the country, with offices in Boston and Miami. (Cohee 6-7; Ex. 56 at MK3)1 BBOC's two controlling shareholders and senior officers -- Kevin Cohee and Teri Williams, who are husband and wife -- have been nominated by BBC Capital for election to the board of directors of defendant Carver. BBC Capital owns 170,700 shares, or approximately 7.4%, of Carver common stock. (Cohee 7; Ex. 56 at MK3)

                  Carver is the parent of Carver Federal Savings Bank, which is based in Harlem and is the nation's largest African-American managed bank. Carver's classified board of directors is comprised of defendants Deborah C. Wright, David N. Dinkins, Linda H. Dunham, Robert J. Franz, Pazel G. Jackson, Jr., Herman Johnson, David R. Jones and Frederick O. Terrell. (Ex. 55 at 18)

                  Wright was appointed Carver's Chief Executive Officer in June 1999, after Carver experienced substantial losses and fired its previous Chief Executive Officer. Directors Dinkins and Board Chairman Jones are standing for re-election on February 24,2000, the date when Carver is holding its long-delayed annual meeting of stockholders for the fiscal year ended March 31, 1999. (Ex. 55)

--------
         1 The exhibits cited herein are contained in the accompanying Appendix to Affidavit of Joel Friedlander. Deposition transcripts, which are cited by the name of deponent, will be lodged with the Court.

CUSIP NO. 146875109                                          Page 14 of 55 pages


                  On January 11, 2000, the record date for the annual meeting, Carver issued a total of 100,000 shares of convertible preferred stock to defendants Morgan Stanley and Provender, which have been serving as Wright's anti-takeover advisors since early 1999 and which are run by Wright's close personal friends and committed allies, William Lewis and Frederick O. Terrell.

                  Carver issued 40,000 shares of Series A Convertible Preferred Stock to defendant Morgan Stanley, an affiliate of Morgan Stanley Dean Witter Co. (also defined as "Morgan Stanley"). (Ex. 46) Carver also issued 60,000 shares of Series B Convertible Preferred Stock to defendant Provender, a private equities fund founded and managed by Terrell. (Ex. 46; Terrell 6-7)

                  As Wright admitted in her contemporaneous memorandum, the shares were issued to get "Friendly votes for [the] upcoming shareholders' meeting." (Ex. 39 at C231) Morgan Stanley and Provender have contractually agreed not to grant proxies without the prior approval of Carver's board. (Ex. 46ss.5.03(c) at PR67) The two blocks of preferred stock carry a total of 208,333 votes, or 8.3% of the total votes outstanding. (See Ex. 55 at 6, 10 ) ---



     B. Terrell Coaches Wright for Her Interviews to Become Chief Executive Officer of Carver.



                  For ten years, Terrell and Wright, who are "very good friends," had talked about Carver. (Terrell 14, 17; Wright 12, 42) In January 1999, they saw an opportunity for her to be hired as Carver's Chief Executive Officer. (Terrell 17) Carver's board had just fired its Chief Executive Officer after reporting a record $5.7 million loss for the

CUSIP NO. 146875109                                          Page 15 of 55 pages

prior quarter and being forced to shut down its consumer lending subsidiary. It was universally recognized that Carver needed new management and a dramatic turn-around. (Ex. 9 at M6169; Ex. 13 at M3540; Ex. 14 at M6171; Ex. 15 at B409-11)

                  Wright turned to Terrell for help in landing the CEO job. Terrell assigned his Provender partners to coach Wright for her job interviews. (Terrell 6-7, 25-26) This was no small undertaking. Wright was an unlikely candidate. She had never worked for a commercial bank. Her experience was principally in the not-for-profit sector and as a government bureaucrat, most recently as head of the Upper Manhattan Empowerment Zone, a government-funded entity. (Wright 7-9)

                  Raymond Walsh, Terrell's partner with expertise in banking, examined Wright's plans and concluded that they read like "a Banking 101 cookbook presented in a shotgun format." (Ex. 4 at PR141) Terrell himself admitted that Wright was not up to speed on the mechanics of banking. (Terrell 23-24)



                  In February and March 1999, Terrell and his partners worked numerous hours briefing Wright on the basic principles of banking. (Terrell 26) They provided her with financial analyses of Carver, its peers and its industry. They drafted an outline of major issues that a bank's board would expect its CEO to know. (Ex. 2) They even drafted a "Carver Turnaround Action Plan" identifying key steps that a crisis manager would be expected to implement. (Ex. 4 at PR138-402)

         C.      Carver Rejects BBOC's Merger Proposals and Hires Wright as CEO.
                 ---------------------------------------------------------------

                  Meanwhile, Kevin Cohee and BBOC were purchasing their stake in Carver and proposing that Carver's board agree to a stock-for-stock merger between

CUSIP NO. 146875109                                          Page 16 of 55 pages

Carver and BBOC. Cohee made a presentation to Carver directors Jones and Jackson in February 1999, which highlighted his proven track record as someone who had turned around a failing bank. (Cohee 81; Ex. 1) Cohee then made a written merger proposal on March 1 and a revised merger proposal on March 31. (Cohee 80-94; Exs. 3, 6) On March 22, 1999, BBOC nominated Cohee and Williams for election as directors of Carver. (Cohee 92-93; Ex. 5)

                  Cohee's revised merger proposal contemplated a stock-for-stock merger in which each bank would be valued at its tangible book value at the time closing. Such a valuation represented a 54% premium to Carver's market price. Cohee's proposal further contemplated that BBOC's management team would run the combined enterprise. Cohee recommended that Carver's board not hire a new CEO prior to exploring a proposed merger with BBOC. (Ex. 6 at B1506)

                  Carver's board did not meet with Cohee, even though their financial advisor, Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette"), wrote that BBOC's proposal was "reasonable from a financial perspective." (Ex. 8 at M2670) Director Linda Dunham confessed that she did not have the experience to evaluate BBOC's proposal and that she knew nothing about Cohee or the record of BBOC. (Dunham 15-18) Director Herman Johnson did not like what he read in the newspapers about BBOC, but did not feel it necessary to find out the facts first hand. (Johnson 34-37, 41) Former New York City Mayor David Dinkins testified that he did not "know whether [BBOC's merger proposal] was fair or unfair to Carver." (Dinkins 43) He rejected BBOC's proposal

CUSIP NO. 146875109                                          Page 17 of 55 pages


because Carver's Chairman Jones opposed it, apparently because people from Boston would be running their bank. (Dinkins 43)

                  Provender's coaching of Wright had worked. Carver's board, either fooled by Wright's appearance of knowing how to implement a strategic vision for the bank or indifferent to her lack of qualifications, hired her in April to become the new CEO, effective June 1, 1999. Because Cohee vowed to continue his effort to elect new directors at Carver, one of Wright's first acts was to line up her anti-takeover defenses.

         D.       Wright Turns to Her "Good Friends" to Ward Off BBOC.
                  ----------------------------------------------------

                  Wright's strength is her connections. As reported in Fortune magazine, Wright could "count on the support of an influential network that includes Henry Kravis; William Lewis, co-head of Morgan Stanley Dean Witter's worldwide M&A department; and Richard Parsons, Wright's mentor and the president of Time Warner . . . ." (Ex. 9 at M6170) After having helped her get hired,
Wright's good friends closed ranks to fend off BBOC.

                  Upon the announcement of Wright's hiring, Terrell attempted to persuade BBOC to drop its proxy contest. On April 16, 1999, Terrell called BBOC director Kenneth Edelin and told him that he had known Wright for 20 years, that he supported Wright and that "Carver did not need anyone from Boston coming down to New York to tell us how to run our bank." (Edelin Aff. P. 5; see also Terrell 27-30) Edelin's contemporaneous handwritten notes quote Terrell as falsely representing that Wright has "a strategic plan" and as playing the role of Wright's heavy: "no incentive on Debbie's

CUSIP NO. 146875109                                          Page 18 of 55 pages

part to compromise. Kevin must back down -- . . . He must back off." (Edelin Aff. P. P. 4- 5 and Ex. A thereto)

                  Even before she formally started her job, Wright sought advice from William Lewis, the head of corporate finance in Morgan Stanley's investment banking division (Parr 43), on defeating Cohee and BBOC in a proxy contest. (Ex. 7 at M6172) Lewis had been a "good friend" of Wright's at Harvard College, where they first met, and he has remains a "good friend" of Wright's to this day. (Wright 11) Lewis is also a "good friend" of Fred Terrell. (Terrell 14-15)

                  Lewis advised Wright about proxy strategy. (Ex. 7 at M6172) In one meeting, he suggested that in a proxy contest Wright should portray herself as "part of the club" and portray Cohee as a "carpet bagger." (Ex. 10 at C3506; Wright 68)


                  In the summer and fall, Lewis helped arrange strategy sessions at Morgan Stanley at which he, his colleagues and other friends of Wright plotted strategy. Wright's shadow board consisted of the following persons: Bill Lewis and a team of others at Morgan Stanley; Fred Terrell of Provender; James Benkard of Davis Polk & Wardwell, a friend who had hired Wright as a summer associate in law school; Ruth Pachman of the public relations firm Kekst & Company, which was representing Carver at a reduced rate at the request of Henry Kravis; and Kathy Wylde, a former supervisor of Wright's who runs the New York City Investment Corporation Fund, which is affiliated with Henry Kravis. (Ex. 18; Ex. 19 at M271; Wright 11-12, 48-49, 53-54; Terrell 88)

                  The memoranda from before and after those meetings leave no doubt as to the attendees' motives and agendas. As articulated in a June 24 e-mail from Lewis to

CUSIP NO. 146875109                                          Page 18 of 55 pages

Wright, the first meeting would be directed to the proxy threat posed by Cohee and BBOC:

          Debbie, I will try to have Kirk Wilson who is the co-head of our bank group at the meeting. The issues will be straightforward: 1) articulation of the various profiles of your shareholders? Do you have a proxy solicitor who could help you with this? 2) Average cost basis of most shareholders. Are they underwater? 3) Summary of recent conversations with shareholders? 4) Your plan and progress toward goals (particularly hiring goals. 5) Cohee's achillees heel? 6) What flexibility do your by-laws provide, i.e. can you put in a pill if you don't have one? 7) What is your proposed slate? Don't make it easy for Kevin.



(Ex.12 at M2686)




                  Wright had obtained a report on the mood of Carver's institutional stockholders that clearly showed that if an election of directors was held soon, the incumbents would lose. (Ex. 11) Carver's largest stockholder, Third Avenue Value Fund, controlled by value investor Martin Whitman, was reportedly "losing patience" with Carver. BBOC, the owner of 7% of Carver's stock, was openly hostile. Koch Asset Management, controlled by Don Koch, was reportedly "[d]issatisfied" with the stock's performance. First Manhattan Co., a 3% stockholder, was "[e]xpressing dissatisfaction" with Carver's performance. The various professional investors who each owned between 1% and 3% of Carver "range[d] from frustrated to outraged." (Ex. 11) Not a single professional investor was reported to be supportive of Wright.

                  As recorded in a subsequent memorandum, Carver's management had presented Wright's kitchen cabinet with a bleak picture at the July 6 strategy session:

         At our meeting on July 6th, members of the Carver team presented the state of affairs: new CEO; limited strength on senior management team;

CUSIP NO. 146875109                                          Page 20 of 55 pages


         financial losses due to poorly performing consumer loan portfolio, branch reconciliation problems upon conversion to new in-house technology system, and weak new business effort; disenchanted shareholder base.



(Ex. 19 at M271)



         E.       Wright Delays the Annual Meeting to Avoid Losing the Election.
                  -------------------------------------------------------------



                  The strategy that came out of these meetings was simple. Wright would delay holding an annual meeting until she could draft and implement a strategic plan, energize her shareholder base and seek out new stockholders who would vote for her candidates.

                  On July 6, Wright's shadow board had discussed the threat of a proxy contest and recommended delaying the annual meeting until "a time that enables new management to develop growth strategy and coherent message." (Ex. 19 at M271; Parr 16) When asked why Carver delayed scheduling a meeting, Wright answered: "We weren't ready." (Wright 71)

                  As of July 6, Carver had no business plan and neither she nor her staff had the capacity to develop one that would satisfy Carver's irate institutional stockholders or potential new investors. On August 2, 1999, Wright sent a note to her mentor, Richard Parsons, entitled "UPDATE and the usual PLEA FOR HELP!" in which sought advice about "a new strategic plan" as well as "hostile shareholder proposals."(Ex. 16 at C1839)

CUSIP NO. 146875109                                          Page 21 of 55 pages

On September 10, Wright said she would soon distribute "a 'mini' plan" for comments. (Ex. 18 at M6163)


                  As of October 26, Wright's staff had only "put together a rough draft of how to grow Carver." (Ex. 19 at M272) At their October 28 meeting, the group advised that, in order "to counter Kevin's campaign," Wright needed to "[d]raft a credible business plan to define management's strategy and persuade shareholders that value creation will emerge without a BBC merger." (Ex. 20) Morgan Stanley agreed to help Wright draft a business plan. (Ex. 20; Ex. 26 at M4221) Provender and KPMG Peat Marwick also pitched in to help with the strategic plan. (Wright 53; Terrell 91) To this day, however, a strategic plan has not been completed, reviewed in detail by Carver's board or adopted by Carver's board. (Dinkins 32-33; Dunham 8-9; Johnson 11-13; Wright 51-53)

                  In the absence of a strategic plan, Wright set out to launch promotional gimmicks "to energize our 'base' in advance of the annual shareholders meeting." (Ex. 19 at M273) Carver also implemented a direct stock purchase plan, an effort to shift Carver's shareholder profile away from sophisticated investors, by encouraging "community residents who don't have brokerage accounts to buy our stock." (Ex. 19 at M273) In addition, Carver put out a press release announcing the hiring of new senior managers, without disclosing that two of these key managers are only "on loan" from other banks, with one such "loan" scheduled to expire in March. (Wright 45-46)2
--------

          2 The two persons "on loan" are Benny Joseph and Margaret Peterson. (Wright 45) Carver's proxy statement lists their titles as Senior Vice President and Chief Lending Officer and Senior Vice President and Chief Administrative Officer,

CUSIP NO. 146875109                                          Page 22 of 55 pages


          F. Wright and Morgan Stanley Discuss Putting Stock in "Friendly" Hands as a Defense to the Contested Election.

                  On October 29, the two mid-level employees at Morgan Stanley who attended the October 28 strategy session wrote a memo to managing directors Bill Lewis, Kirk Wilson and Gary Parr in which they reported that Carver management was "concerned about shareholder response if Kevin Cohee . . . executes his threat to initiate a proxy battle." (Ex. 20 at M3011) The memo also reported that Carver was looking to place stock in friendly hands:

         The Bank intends to approach a select group of 'friendly' investors who may be interested in taking positions in Carver.



          (Ex.20) Two days later, Gary Parr distributed an e-mail to the Morgan Stanley team saying that he had talked to Debbie Wright and that he wanted "to discuss the possibility of [Morgan Stanley Dean Witter] investing in Carver." (Ex. 21 at M5382)



         G.       BBC Capital Files Suit to Compel an Annual Meeting.
                  ---------------------------------------------------

                  On November 9, 1999, BBC Capital sued in this Court to compel Carver to hold an annual meeting of stockholders. (Ex. 22) Since no annual meeting had been held since August 14, 1998, liability was assured.

--------------
               respectively, without disclosing their temporary status. (Ex. 55 at 16) Due to her inability to hire permanent staff, Wright sought to borrow employees through March 31, 2000, "to at least get candidates past the takeover hurdle and year end bonuses." (Ex. 18 at C844)

CUSIP NO. 146875109                                          Page 23 of 55 pages


                  Immediately after the lawsuit was filed, Carver's board met telephonically and scheduled the annual meeting for February 24, 2000, with a record date of January 11, 2000. (Ex. 23 at M5383) Wright so advised Lewis and the Morgan Stanley team by e-mail on November 12. (Id.) ---

                  On December 7, Carver and BBC Capital entered into a Stipulated Order in which Carver stipulated that the annual meeting would be held on February 24, 2000, with a record date of January 11, 2000, and that BBC Capital's two nominees -- Kevin Cohee and Teri Williams -- were validly nominated. (Ex. 25)

         H.       Wright Testifies Falsely About Her Strategy to
                  Place Stock in Friendly Hands Before the Record Date.
                  -----------------------------------------------------

                  In her testimony, Wright denied that it was her objective to place stock in friendly hands:



          Q. So would it be fair to say that one of Carver's objectives in getting these investments made was to get stock in friendly hands for the upcoming annual meeting?



          A. Well, no. I mean the objective was to send a signal, first of all, to the people who already own stock that a couple of sophisticated investors had scrubbed Carver, came away from it believing in the team and the strategy, believing in it so much that they would invest.



                                      * * *

CUSIP NO. 146875109                                          Page 24 of 55 pages



          Q. But I take it that was not an important objective, getting stock in friendly hands so they would vote for you; is my understanding of your testimony correct?





          A. It didn't drive the deal is what I'm saying. At the end of the day, Morgan Stanley had legal limitations as to ownership of stock and wasn't enough involved to drive the vote one way or the other.



                                      * * *



          Q. Isn't that a fact, the first of Carver's objectives was to get vote[s] in friendly hands for the upcoming proxy battle?

          A.   No, not at all. We think they are in unfriendly hands.

          (Wright 33-37) Wright also denied that the timing of the transaction was driven by or tied to the record date. (Wright 23-24)

                  Contemporaneous documents written by Wright and by Morgan Stanley personnel establish beyond any reasonable doubt that Wright's testimony was intentionally false. A draft memo written by Wright and addressed to her board of directors, dated January 6, 2000, describes the proposed investments by Morgan Stanley and Provender, and then reads as follows:

         CNY [Carver] Objectives

          o    Friendly votes for upcoming shareholders' meeting

CUSIP NO. 146875109                                          Page 25 of 55 pages



          o    Tier One capital for growth

          o    Vote of confidence targeting institutional shareholders

(Ex. 39  at C231)(emphasis added)

                  Every aspect of what Morgan Stanley did in putting the private placement together was driven by the deadline of completing the transaction by the record date of January 11.

                  An internal Morgan Stanley e-mail dated December 16 noted that "we are on a short time frame" and need "to see what we can do to expedite the process." (Ex. 27) A draft timeline was distributed to the Morgan Stanley team the next day, which observed that "we should be able to complete the investment transaction by Apollo's [Carver's] target date." (Ex. 28) A Morgan Stanley Vice President who received that e- mail made sure that everyone knew when the deal had to close:


         As we all know, not making the investment deadline of the record date is not an option.



(Ex. 29)(emphasis added) No consideration was ever given to closing the transaction after the record date. (Parr 60)

                  A subsequent Morgan Stanley e-mail asked whether "the legal teams [are] fully aware that our deadline for completing the transaction is Jan. 10", and sought

CUSIP NO. 146875109                                          Page 26 of 55 pages


confirmation that the security would have voting rights as of January 10 if the transaction was completed on that date. (Ex. 35 at M5296)

                  There is no question that Carver expected the transaction to be completed by the record date. A Morgan Stanley e-mail observed: "As a reminder, our timetable is very tight and we need to draft and execute the securities documents by next week in order to meet the Company's time schedule." (Ex. 37 at M5295) (emphasis added)

                  In recognition of the impropriety of Wright's record date requirement, Morgan Stanley's presentation books disguise the fact that the record date was the deadline driving the deal. The timeline in the books sets a deadline of January 10 and declares: "MSDW will be in a position to meet the Ex-Dividend deadline." (Ex. 36 at M2574) In fact, Carver had no regularly scheduled dividend and thus no ex-dividend date. (See Ex. 19 at M273) Since Morgan Stanley was getting a security with its own semi-annual dividend, which was not tied to a dividend on the common stock, the so- called ex-dividend date had no relevance to the timing of the transaction, as Morgan Stanley director Gary Parr admitted at deposition. (Parr 76)

         I.       The Parties Agree to Voting Restrictions.
                  -----------------------------------------


                  In negotiating the private placement, the parties agreed to include a section in the Securities Purchase Agreement providing that the purchasers of the preferred stock (and their successors and assigns) cannot:

CUSIP NO. 146875109                                          Page 27 of 55 pages



          (a) make, or take any action to solicit, initiate or encourage . . . any offer or proposal for, or any indication of interest in, a merger or other business combination involving [Carver] . . .;



          (b) make, or in any way participate in, any "solicitation" of "proxies" to vote . . ., solicit any consent or become a "participant" in any "election contest" . . .;


          (c) grant any proxies with respect to any Preferred Stock or Common Stock to any Person (other than as recommended by the Board of Directors of [Carver]) or deposit any such securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof . . .; or



          A. initiate, support or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to [Carver] . . . (other than as recommended by the Board of
               Directors of [Carver]) . . . .

(Ex. 46 at PR67)

         J.       Morgan Stanley and Wright Did Not Negotiate at Arms Length.
                  -----------------------------------------------------------



                  The demand to complete the transaction by the record date required that Carver cut corners. In order to "expedite matters significantly," Morgan Stanley sought and Wright agreed to use Morgan Stanley's "standard forms" for structuring the security

CUSIP NO. 146875109                                          Page 28 of 55 pages


and to use Morgan Stanley's regular counsel, Davis
Polk & Wardwell, to represent both Carver and Morgan Stanley. (Ex. 28 at M3515, Ex. 33; Ex. 35 at M5295)

                  Morgan Stanley explained that Davis Polk's extraordinary willingness to take on such a patently conflicted representation was due to "the size and nature of the investment." (Ex. 35 at M5295) While Wright acceded to that arrangement, the Carver board was not informed of it and was unable to draw the obvious implication that this was not an arms' length transaction. (Wright 30; Dunham 35)



          K. Because Wright Was Desperate to Win the Election, She Negotiated and Evaluated Morgan Stanley's Price Terms on Minimal Notice, Even though the Terms Were Less Favorable than Wright Had Expected.

                  Wright had virtually no time to negotiate and evaluate the pricing of the transaction. And when Wright was finally presented with terms to review, they were far less favorable than Morgan Stanley had initially indicated. Nevertheless, Wright agreed to the terms over the weekend prior to the Monday January 10 board meeting, because she was desperate to complete the deal before the record date to win the upcoming election.

                  On December 21, Carver sent an e-mail to Morgan Stanley asking when Carver could expect to receive a draft term sheet so that work could begin on a fairness opinion. (Ex. 33)


                  An internal Morgan Stanley e-mail from December 21 stated that a term sheet and supporting analysis had been distributed internally and that following Gary

CUSIP NO. 146875109                                          Page 29 of 55 pages


Parr's approval, "we can forward the information to the client so that they can receive necessary approvals and begin to prepare the fairness opinion." (Ex. 32 at M5335)(emphasis added) A December 23 e-mail observed that delivery of a fairness opinion by a third party "is going to be the biggest headache as their opinion will be based on pricing that has not taken place yet." (Ex. 35 at M5297)

                  A December 27 e-mail from a subordinate to Gary Parr observed that "our timetable is very tight," that Debbie Wright wanted to engage a firm to do a fairness opinion, that "we need to allow them a few days to prepare the analysis," and implored that within "the next day or so" Morgan Stanley should be "in a position to provide [Wright] with more definitive pricing." (Ex. 37 at M5295)

                  Parr held up pricing until a due diligence review was completed, which did not occur until January 5, 2000. (Ex. 38 at M769; Parr 81, 86-87) Parr also insisted that the security be marketable, meaning that its terms had to be "within a range of what a market participant might see as an appropriate investment." (Parr 82, 83) As of Friday, January 7, 2000, Parr had not yet conveyed to Carver proposed dividend and conversion premium rates. (Parr 91-92)

                  On Thursday January 6, 2000, Wright sent a memo to the Carver board stating that the pricing of the proposed Morgan Stanley investment was still being negotiated, but the dividend would be within a range of 6-7.5% and the conversion premium would be in the range of 15-25%. (Ex. 40 at C999)

                   Parr and Wright personally negotiated the price terms by telephone on Friday January 7 and Saturday, January 8. (Parr 103-04, 107; Wright 28-29) They

CUSIP NO. 146875109                                          Page 30 of 55 pages


agreed to a security with a 7.88% dividend and a conversion ratio at a 21.2% premium to Carver's closing price on January 7. (Ex. 42 at C654)

                  Handwritten notes apparently written by Wright the day she negotiated with Parr betray her primary purpose. Under a chart showing the financial terms of the negotiations, Wright's notes discuss how she subordinated concern over the financial terms to her "#1 Goal":

         #1 Goal = Win on Feb 24: make shareholders happy

         --Deal Proposed

               Runs Risk of Making them Unhappy

                 o         conversion price = 8.7% premium current trading price

                                            Discount Book     22% discount

                 o         signal not much upside in the stock

                 o coupon priced at market - high current income and limited stock appreciation

         o         Not favorable Pricing

(Ex. 43 at C519)

  L.       Wright Encourages Terrell to Buy Voting Stock Before the Record Date.

                  In December 1999, Wright asked Terrell if Provender would be interested in investing in Carver. (Terrell 55-56) Terrell later told John Duffy of Keefe, Bruyette that Provender was contemplating making an investment in the form of notes and warrants. (Terrell 45-47, 50-51)

CUSIP NO. 146875109                                          Page 31 of 55 pages


                  On January 5, 2000, when Terrell and others from Provender had a follow- up conversation, Duffy and Wright told Provender that Carver wanted Provender to buy a voting convertible secured security and not debt. (Terrell 12-13, 47-49)

                  Terrell testified that Provender had completed its due diligence by January 7 and negotiated the terms of the security with Wright and Duffy over the weekend before the board meeting. (Terrell 38) That testimony was not accurate.

                  On January 7, Provender submitted a formal term sheet to Carver for a $1.5 million investment in Carver convertible preferred stock, subject to the completion of due diligence by the end of January with a closing by February 1. (Ex. 41 at PR118) The term sheet contemplated reference checks the following week, legal due diligence to commence the week of January 24 plus accounting due diligence. (Ex. 41 at PR118)

                  In short, on January 7, Terrell needed several weeks of due diligence before closing. Terrell's term sheet also proposed that Provender's stock not vote generally for the election of directors, but vote as a class only to elect one director to represent Provender. (Ex. 41 at PR121; Terrell 41-42)

                  Over the weekend of January 8-9, Wright convinced Terrell to abandon his intended due diligence and invest immediately in the same voting preferred security that Morgan Stanley was getting, with Terrell being appointed to the board of directors. (Wright 28-29; Terrell 10-11, 38, 40-41) Provender thus obtained voting rights before the record date, even though Terrell had originally sought to purchase non-voting securities after the record date.

CUSIP NO. 146875109                                          Page 32 of 55 pages


       M.       Wright Deceives Her Board About the Purpose of the Investments.

                  In her draft memo to the board of January 6, Wright had written that Carver's principal objective was to get "Friendly votes for upcoming shareholders' meeting." (Ex. 39 at C231) Wright showed the draft to her lawyer, Kofi Appenteng of Thacher Proffitt & Wood. (Wright 32) No doubt acting on her counsel's advice, Wright deleted disclosure of the patently improper purpose from the memo she sent to the board. (Ex. 40 at C999)

                  The board's approval of the Morgan Stanley and Provender investments proceeded without any knowledge of the background or true purpose of the issuances. The outside directors were unaware that Carver was issuing stock to Wright's anti- takeover advisers, that the transaction was designed to be completed by the record date, that Davis Polk & Wardwell had represented both sides of the transaction, that Morgan Stanley and Provender had agreed not to grant a proxy without board approval, or that Provender had sought a preferred security that would not vote generally in the election of directors. (Dunham 21-22, 25, 35; Dinkins 20, 22-23, 47; Johnson 14-16) The draft board minutes of January 10, 2000 do not indicate that any lawyer advised the board as to its fiduciary duties.3 (Ex. 44)

                  The economic merits of the securities were addressed at the board meeting by John Duffy of Keefe, Bruyette. Although Duffy's deposition could not be arranged
--------


         3 Throughout discovery, plaintiff has repeatedly requested the final version of the minutes of the January 10 board meeting, as well as any notes taken at that meeting. (Wright 80-81) Although Wright testified that an "intern" had taken handwritten notes for the minutes, neither that person's notes nor the notes of any other attendee other than Wright have been produced. (Wright 76)

CUSIP NO. 146875109                                          Page 33 of 55 pages




               before the submission of this brief4, certain facts regarding the inadequacy of Keefe, Bruyette's analysis are apparent. Keefe, Bruyette only had time to prepare a four-pagewritten analysis. (Ex. 42) None of those four pages support Keefe, Bruyette's oral opinion at the meeting that the proposed transactions were fair.

                  The first page merely described the conversion terms of the securities and calculated how long it would take for the dividends to equal the putative conversion premium. But the conversion premium was illusory. Parr and Terrell had expected that Carver's stock would rise immediately following the announcement of the transactions, which it soon did by 20%, thereby eliminating the conversion "premium." (Parr 29-30; Terrell 81-82) There is no evidence that the Board was made aware of Parr's and Terrell's expectations. The Board believed there was a real conversion premium embedded in the security.

                  The second page of Duffy's materials merely showed the impact on earnings of paying the dividends required by the security. The final two pages merely compared Carver's financial performance to other local thrifts -- all of which had materially better financial performance. (Ex. 42 at C656-57)

                  There is no evidence that Duffy discussed the terms of convertible preferred securities at banks comparable to Carver. The draft minutes disclose no such discussion. The directors' testimony discloses no such discussion and Wright's notes reflect no such discussion.



-------------------
         4        Keefe, Bruyette is scheduled for deposition on February 10.

CUSIP NO. 146875109                                          Page 34 of 55 pages

         N.       Wright's Post-Closing Declaration Demonstrate

                  This Was No Mere Capital-Raising Experience.



                  On January 11, 2000, when the Securities Purchase Agreement was signed, the Certificates of Designation were filed, and the funds were wired to Carver, Wright did not act as might be expected of a CEO who had just raised a modest amount of capital at market rates. Wright was in a far more celebratory mood, befitting her belief that the result of the upcoming shareholders meeting was now a foregone conclusion.

                  Upon hearing that the funds were about to be wired, Wright sent the following e-mail to a Morgan Stanley employee:

         WOW!!!!!!!!!!!!!! I JUST PRINTED YOUR E-MAIL FOR MY MEMOIRS (the perils of debbie; debbie does harlem; or what's a girl like you doing in a place like this----smiles-). I guess you can tell that my brain is now totally deprived of air!



(Ex. 45)

                  When the money arrived later that afternoon, Wright thanked the Morgan Stanley team by e-mail and added this post-script: "LET'S HAVE A PARTY!" (Ex. 47)


The reason for Wright's partying mood was revealed in an e-mail Wright sent to the Morgan Stanley team shortly before this suit was filed:

               Re: celebratory dinner do you guys want to get together before or after the shareholders meeting (Feb 24th)? Don't say never.

(Ex. 51) When Wright learned about this action, she sent a follow-up e-mail:
"Michael, given today we may need to push dinner back to post annual meeting. More later. D" (Ex. 52 at M5323)

CUSIP NO. 146875109                                          Page 35 of 55 pages

         O.       Carver Trumpets Non-Existent "Strategic Alliances"
                  --------------------------------------------------

                  Before the opening of trading on Wednesday, January 12, 2000, Carver issued a press release announcing that it had "entered into strategic alliances with Morgan Stanley Dean Witter & Co., a pre-eminent global financial services firm, and Provender Capital Group, L.L.C. . . . under which Carver has received $2.5 million in new capital."
(Ex. 48 at M1339)

                  The press release ascribes no content to these "strategic alliances" and for good reason. Morgan Stanley told Carver not to mention any specifics about a strategic alliance between them "in light of the fact that they hadn't been fully defined and agreed." (Parr 100) Parr was not aware of any specific arrangements having been negotiated. (Parr 101) Terrell could not identify any content to a Carver-Provender strategic alliance other than Provender "being a fairly hands on strategic investor." (Terrell 92)


         P.       Lewis Directs a Subordinate to Threaten Cohee

                  Lest there be any doubt of the purpose of Morgan Stanley's investment, on the morning of the press release, Bill Lewis called David Grain, a friend of Cohee's who sold junk bonds for Morgan Stanley (Grain 5), and told Grain to deliver a message to Cohee. Cohee testified about the message Grain delivered that morning:

         [Grain] said that Morgan Stanley had made an investment in Carver; and that now the firm's money was at risk; and that John Mack and Bill Lewis had called him and told him to call me and to tell me that I better leave Debbie alone; and that I needed to make sure that I didn't let my balls get in the way of my brains on this one; and that I better think this thing very carefully because they had told me three months ago to get out of the situation; and that Morgan Stanley was going to use their M&A department and their PR firm to crush me if I didn't get out of the situation; and that I, you know, better think about my future business dealings when I'm making a decision as to what to do; and that what I

CUSIP NO. 146875109                                          Page 36 of 55 pages


         needed to do was to take credit for the investment that it made - been made by Morgan Stanley and move on; and that, you know, they had talked to [Donald] Rice about the thing. And that - you know, that was the essence of it.

(Cohee 181-82) Cohee took contemporaneous handwritten notes that squarely corroborate his testimony. (Ex. 49; Cohee 191, 222-23)

              "[S]tunned" and "frightened" from the threat Grain delivered, Cohee immediately called Robert Cooper, BBOC's general counsel, and Teri Williams. (Cohee 192) Cooper called Williams out of a board committee meeting to take the "urgent" phone call:

         A. I was sitting at a board committee meeting, and Bob Cooper came in with a note - a stick-um saying that Kevin was on the phone and it was urgent. I looked at Bob, like, can it wait because I was at a board committee meeting. And he said, no, he told me to come get you.



                  I got up and I went to his assistant's office and picked up the phone. And I said hi, what's urgent? And he said, David Grain just called me and said that John Mack - Mack, I don't remember if the first name is John - and Bill Lewis called him to tell us and - to call - I don't know if he said us or me to tell us that we better sell our stock - that we better sell our stock - no. Well, that Morgan Stanley now has money in the deal with Carver and that we better sell our stock and leave Debbie alone or they were going to crush us.



         Q. Did he say anything else - "he" meaning your husband - to you on that phone call?


         A. I said, what? And he said, that's what he said. And I said, I have to call you back, I'm in a board meeting. And I remember hesitating because I could tell he was afraid.

CUSIP NO. 146875109                                          Page 37 of 55 pages



(Williams 123-24)

                  Upon returning to the board committee meeting, Williams reported her conversation with Cohee to the two other directors present, Walter Prince and Syvalia Hyman. (Williams 125-26) Prince and Hyman both corroborate Williams' account.
(Prince Aff.P. 4; Hyman Aff.P. 4)

                  After speaking to Cooper and Williams, Cohee called Donald Rice, a principal in his own municipal finance firm who owns about 2.5% of Carver's outstanding common stock and had previously nominated himself for election to the Carver board. (Cohee 28, 192; Ex. 17) Rice told Cohee that he had also received a threatening call from Grain:

         He said, yes, [David Grain] called. And that Morgan Stanley had threatened him; and that he was scared; and that there were so many ways these people could get him. And he specifically mentioned, you know, transactions he was working on; and said that, if these people got involved in these transactions, they could mess up his transaction; and that this deal, you know, was not worth getting - fighting Morgan Stanley about.


(Cohee 194)5

                  On January 19, the day this action was filed, Grain called Williams and told her he had just heard about the lawsuit. Williams recounted the conversation as follows:

         A. Yes.I picked up the phone. And he said, so does this mean that we're not going on vacation together in March because your F'ing suing me?



                  I said, David, we're not suing you. Yes, you are. You're F'ing suing me. I got a call from the Daily news that said I'm in some
--------
         5 Mr. Rice is scheduled to be deposed by the defendants on February 10.

CUSIP NO. 146875109                                          Page 38 of 55 pages



                  lawsuit. I'm going to kill your husband. I'm going to kill your husband. I know you tried to talk him out of this.



                  I didn't say anything.



                  You didn't, you didn't try to talk him out of this. I'm going to kill him. I know I should have had him talk to Bill Lewis directly and stayed out of this. Well, what do you suggest I do?



                  I said, David, I think you should seek counsel or a sage or someone you could talk to.



                  Seek counsel? Personally? Well, what's your husband's cell phone number? He's the one I usually call for counsel.



                  I said, maybe at some point in the future we can sit down with your mother and talk about what happened.



                  My mother?  Why are you bringing my mother into this?



                  I said, well, I just think Dora is wise.



                  Yes, she is wise. She usually says stuff I don't want to hear. Well I'm glad my bon[us] cleared. Or I'm glad - yeah, I'm glad my bon[us] cleared. Well what's really important to me is that you all recognize that this is business and not personal.



                  And I said, David, I recognize this is business.



                  You do? Well, because that's what's really important. Do you think your husband does, too?



                  And I said, yeah, I think Kevin does. And he said something about he's turning it over to his legal - or he directed the news to his legal people. And then we hung up the phone.



(Williams 146-48) In that conversation, Grain did not deny having threatened Cohee at Lewis's direction. Immediately after the call, Williams took notes on what Grain had said. (Williams 152; Ex. 53)

CUSIP NO. 146875109                                          Page 39 of 55 pages



                  Grain admits that Lewis called him on the morning of January 12 to talk about Morgan Stanley's investment in Carver and that Lewis told him he had a message for Cohee and Rice. (Grain 7-9) Grain further admits having called Cohee and Rice shortly after speaking to Lewis that morning. (Grain 21-22) Grain also admits calling Williams on January 19 immediately after getting a call from The Daily News, beginning that conversation by asking if they would still be going on vacation together and closing that conversation by exclaiming that he was glad that his bonus check had cleared. (Grain 36, 40)

                  Obviously fearing for the loss of his bonus and his job, Grain excises from his various conversations those aspects that are damaging to Morgan Stanley. According to Grain, Lewis told Grain (and Grain in turn told Cohee and
Rice) that the Carver transaction had the support of the upper levels of Morgan Stanley, including Chief Executive Officer Phil Purcell and President John Mack, and that Cohee should be happy and that Cohee could "take credit" for it. (Grain 8-9, 16, 22-23, 27) Why Lewis would make such an opaque remark to Grain, why Grain would spontaneously pass it on to Cohee and Rice, and how and why Cohee and Williams would make up and transcribe everything else, is left unexplained.

         L.       Carver Pretends There Is No Proxy Contest.
                  ------------------------------------------


                  Apparently confident that Cohee and Williams would get the message and abandon their proxy contest, Carver's preliminary proxy statement filed on January 12, 2000 pretended that the upcoming election was uncontested. The preliminary proxy statement did not mention that BBC Capital had nominated Cohee and Williams

CUSIP NO. 146875109                                          Page 40 of 55 pages


(Ex. 50), even though BBC Capital had filed suit to compel the annual meeting and had secured a stipulation that Cohee and Williams were validly nominated. (Ex. 25)

         R.       Carver's Board Makes No Investigation.
                  -------------------------------------

                   In the aftermath of this lawsuit, the conduct of Carver's board is as disquieting as that of Morgan Stanley and reminiscent of the supine Macmillan board. Each of the five directors who were deposed had received a copy of the Complaint, and the attached handwritten notes of Kevin Cohee. Each professed concern for whether or not the allegations were true. Yet none of the directors have taken any steps to inquire of anyone whether Grain made the threats that are attributed to him or even discuss among themselves what should be done. (Dinkins 13-14; Dunham 20; Johnson 7-8; Terrell 68-70; Wright 15-16, 19-20) Wright, who has seen Lewis and Grain socially since the lawsuit was filed, testified that it would be "inappropriate" to ask Grain about it. (Wright 14-15) Wright's supreme indifference to the conduct of her patrons, to whom she is eternally indebted, speaks volumes about how she has betrayed her fiduciary responsibilities and allowed the corporate governance processes at Carver to have been corrupted.

CUSIP NO. 146875109                                          Page 41 of 55 pages

                                    ARGUMENT

                  A preliminary injunction will issue if the plaintiff demonstrates a reasonable probability of success on the merits, that irreparable harm will occur absent the injunction, and that the harm the plaintiff would suffer absent an injunction outweighs the harm to the defendant if relief is granted. Allen v. Prime Computer, Inc., Del. Supr., 540 A.2d 417, 419 (1988). Preliminary injunctive relief is particularly appropriate when a plaintiff makes a showing that a board of directors has interfered with the stockholder franchise. See id. at 421. --- ---

I.       OVERWHELMING EVIDENCE DEMONSTRATES THAT CARVER
         ISSUED SHARES TO WRIGHT'S ANTI-TAKEOVER ADVISORS
         FOR THE IMPROPER PURPOSE OF THWARTING A PROXY
         CONTEST BY BBC CAPITAL.
         -----------------------



                  "Because of the overriding importance of voting rights, [the Delaware courts] have consistently acted to protect stockholders from unwarranted interference with such rights." Paramount Communications Inc. v. QVC Network Inc., Del. Supr., 637 A.2d 34, 42 & n.11 (1993) (collecting cases). The seminal case is Schnell v. Chris- Craft Industries, Inc., Del. Supr., 285 A.2d 437 (1971), in which the Delaware Supreme

CUSIP NO. 146875109                                          Page 42 of 55 pages



Court decreed that board action taken for "the purpose of obstructing the legitimate efforts of dissident stockholders in the exercise of their rights to undertake a proxy contest" is "inequitable" and "may not be permitted to stand." Id. at 439. ---

                  More recently, in Blasius Industries, Inc. v. Atlas Corp., Del. Ch., 564 A.2d 651 (1988), this Court articulated the applicable rule. A board of directors bears "the heavy burden of demonstrating a compelling justification" whenever it has taken action "for the primary purpose of impeding the exercise of stockholder voting power." Id. at 661. ---

                  Here, there were none of the hypothetical "extreme circumstances" in which a board could conceivably justify interfering with a vote. Id. at 662 n.5. BBC Capital was not threatening to act in a coercive manner. It is only seeking to convince a plurality of stockholders to elect Cohee and Williams as minority directors to Carver's staggered board.

                  Blasius applies here in its "free standing" form. Kidsco Inc.
v. Dinsmore, Del. Ch., 674 A.2d 483, 495 (1995). Carver cannot claim that it was defending against anything other than an imminent vote. But as Chancellor Allen observed in Stahl v. Apple Bancorp, Inc., Del. Ch., 579 A.2d 1115, 1124 (1990), "the prospect of losing a validly conducted shareholder vote cannot, in my opinion, constitute a legitimate threat to a corporate interest" justifying defensive action.

CUSIP NO. 146875109                                          Page 44 of 55 pages


                  On several occasions, this Court has been asked to evaluate whether a board of directors issued stock for the sole or primary purpose of impeding the effective exercise of stockholder action. By every measure applied in those cases to divine a board's true purpose, Wright's collaboration with Lewis and Terrell to engineer the record-date issuance of stock to Morgan Stanley and Provender cannot stand.

         A. Carver Issued Stock to the Most Friendly of Hands -- Wright's Long-Time Personal Advisors and Committed Allies.



                  When stock has been issued to friendly hands, this Court has not hesitated to find an improper purpose. See Viele v Devaney, Del. Ch., 679 A.2d 993, 997 (1996) ("[T]he fact that the recipients of the newly issued stock were the defendants, their relatives, an Atlas employee loyal to Devaney, and a trust that Devaney controlled, only further confirms that the contested stock issuance had no independent business purpose."); WNH Investments, LLC v. Batzel, C.A. No. 13931, 1995 Del. Ch. LEXIS 47 (Apr. 28, 1995) (setting aside issuance of stock to directors and management); Commonwealth Assocs. v. Providence Health Care, Inc., C.A. No. 13135, 1993 Del. Ch. LEXIS 231 at *26-27 (Oct. 22, 1993)
("a preliminary assessment of the record is radically inconsistent with the interpretation that Mr. Cummings happened to negotiate the sale of 20% of Providence stock into friendly hands"). Cf. Glazer v. Zapata, Del. Ch., 658 A.2d

CUSIP NO. 146875109                                          Page 45 of 55 pages



176, 184 (1993) (noting that entrenchment can be inferred from "social facts that may run deeper (and be less observable than) formal legal rights and duties").

                  Wright admitted in her draft January 6 memo to the board that the principal objective of the issuances was to place stock in "friendly" hands. Terrell and Lewis were more than "good friends." Terrell had orchestrated the hiring of Wright by having his colleagues at Provender coach her so that she would appear to be a plausible candidate to be Carver's CEO. Now they were continuing their project, by sitting on her kitchen cabinet, helping draft Carver's strategic plan and staving off a challenge to her control. Terrell himself had previously attempted to ward off BBOC. Lewis was Wright's principal advisor for takeover defense. He had gathered a team at Morgan Stanley to assist Carver for free. When it came time to procure votes, Wright knew that her friends would not let her down.

          B. Wright Cut Corners, Gave a Deadline to Morgan Stanley and Convinced Terrell to Cease Due Diligence to Get Stock Issued by the Record Date.


                  The frantic effort to issue stock by the record date is a telling indicator that stock has been issued for an improper purpose. WNH Investments, 1995 Del. Ch. LEXIS 47 at *17-18 ("I cannot accept the contention that the timing and effect of the dilutive issuance was coincidental. . . .
Defendants did too much too soon with too little disclosure to justify a contrary conclusion.") (internal quotation omitted); Commonwealth Associates, 1993 Del. Ch. LEXIS 231 at *27 ("Plainly the effect that stock placement had on the consent solicitation was not collateral or secondary but was the main, principal, indeed probably the sole reason to acquire immediately, and for Providence stock, a larger interest in NuMed that had only days earlier been thought a contingent future proposition."); Packer v. Yampol, C.A. No. 8432, 1986 Del. Ch. LEXIS 413 at *47-49 (Apr. 18, 1986) ("The period of negotiations and document preparation occupied no more than two weeks, and the preferred stock was issued on March 25, 1986, i.e., in time to be eligible to be voted at the stockholders' meeting which had a record date of April 15, 1986. . . . [N]o reason has been shown why, at the very least, the transaction could not have been made conditional upon the Preferred not being voted until after the May 13, 1986 election of directors.").

                  Here, two separate transactions were rushed to completion in the nick of time. Multiple Morgan Stanley internal e-mails attest to the urgency the Morgan Stanley team felt to complete due diligence, get documents drafted and secure board approval prior to the Company-imposed record-date deadline. As one such e-mail stated: "As we all know, not making the investment deadline of the record date is not an option." (Ex. 29) To save time, Morgan Stanley and Carver even used the same law firm.

CUSIP NO. 146875109                                          Page 46 of 55 pages



                  Wright's conduct shows she was driven to issue shares by the record date of January 11. On December 21, Wright had requested a term sheet from Morgan Stanley so that Carver's financial advisor could analyze its terms and deliver a fairness opinion. Yet when Morgan Stanley finally initiated pricing negotiations on Friday January 7, and did so at terms outside the range Wright had given her board the previous day, Wright plowed forward, wrapping up the negotiations within 24 hours. Keefe, Bruyette, Carver's putative independent advisor, had no time to provide any substantive, written analysis to Wright or the Carver board.

                  The pace and result of Wright's negotiations with Terrell would be downright comical were it not so disquieting. Provender initially sought non-voting notes and warrants. On January 7, Terrell delivered a term sheet expressing interest in purchasing convertible preferred stock that did not vote generally in the election of directors. Provender's targeted closing date was February 1, 2000, after Provender completed its "Remaining Due Diligence," which consisted of reference checks to be completed during the second week of January, legal due diligence to begin during the week of January 24, and a review of Carver's internal accounting records. (Ex. 41 at PR118) Yet without conducting any additional due diligence, Provender agreed over the weekend of January 8-9 to buy preferred stock that carried voting rights. (Terrell 38-41)


                  There was only one reason why the parties cut corners to complete the transactions by January 11 - to put shares in the hands of friends who would vote for Carver's incumbent directors.



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CUSIP NO. 146875109                                          Page 47 of 55 pages

          C. Morgan Stanley and Provender Accommodate Carver By Entering into Voting Restrictions.


                  To ascertain a board's purpose in issuing shares, this Court examines whether incumbent directors control in any respect how the stock is voted, or whether the recipients of the stock have covenanted "not to vote against incumbents or the proposals they endorse, or not to run a proxy contest or be part of a group for that purpose." Glazer, 658 A.2d at 183.

                  Such terms are present here. Section 5.03 of the Securities Purchase Agreement expressly prohibits Morgan Stanley and Provender (and their successors and assigns) from encouraging a business combination, participating in a solicitation of proxies, granting any proxies other than as Carver's board recommends, or supporting stockholder proposals other than as Carver's board recommends. (Ex. 46 ss. 5.03 at PR67)


                  Voting restrictions of this type are deeply suspect, and are voided in equity, where they reflect an effort by corporate boards "to control the vote of their own shares." Stockbridge v. Investment Partners, Inc. v. Amserv Healthcare, Inc., Del. Ch., C.A. No. 14330, Allen, C., trans. at 35 (Aug. 23, 1995); see also Abajian v. Kennedy, C.A. No. 11425, 1992 Del. Ch. LEXIS 6 at *18-23 (Jan. 17, 1992); Speiser v. Baker, Del. Ch., 525 A.2d 1001, 1008 (1987).
As Chancellor Allen stated in a similar circumstance where parties acted brazenly to secure votes:

                  The issuing of stock and granting of an irrevocable proxy to management is something that's hard for me to think that sophisticated corporate lawyers really approved of before it was done. Perhaps they are high risk takers. But it is not an appropriate course of action ordinarily, in my view. But in all events, it was done here.



Stockbridge, trans. at 35.
-----------

                  Here, the voting restrictions are further evidence of Wright's entrenchment purpose. Without informing the board (Dinkins 47; Johnson 16; see Dunham 25), Wright entered into an agreement with friendly parties who were willing to accommodate her

CUSIP NO. 146875109                                          Page 48 of 55 pages


interest in maintaining control by contracting away their power to take or support any hostile action.

          D. Wright's Memos and Morgan Stanley's Conduct Are Direct Evidence of an Intent to Thwart a Proxy Contest.



                  This is a rare case. Not only is there "direct evidence that the stock was issued to keep control," WNH Investments, 1995 Del. Ch. LEXIS 47 at *19, such evidence is abundant. It is found in Wright's writings and in Morgan Stanley's actions.

                  Wright's writings make clear that her principal objective in issuing stock was to garner the votes needed to prevail at the annual meeting. In her draft memo to the board on January 6, the first of three bullet points listing Carver's objectives reads as follows: "Friendly votes for upcoming shareholders' meeting." (Ex. 39 at C231) Wright's handwritten notes on the very page she recorded her price negotiations with Morgan Stanley and Provender make clear what was uppermost in her mind: "#1 Goal = Win on Feb. 24.: make shareholders happy." (Ex. 43 at C519) Once the deals closed, Wright was ready to celebrate with Morgan Stanley impending victory at the shareholders meeting. (Ex. 51)

                  The threat Lewis instructed Grain to deliver to Cohee and Rice is perhaps the best evidence of the transaction's true objective -- to stop the proxy contest dead in its tracks. Lewis was the person who authored Carver's anti-takeover strategy. He

CUSIP NO. 146875109                                          Page 49 of 55 pages


marshaled a team at Morgan Stanley to help Wright retain control. Lewis's thuggery -- which is more than amply corroborated by the entirety of the record -- is inseparable from Morgan Stanley's motive to protect Wright's job by buying an equity stake in Carver.


II.      WRIGHT AND HER ADVISORS DEFRAUDED A SUPINE BOARD.
         -------------------------------------------------

                  In Mills Acquisition Co. v. MacMillan, Inc., Del. Supr. 559 A.2d 1261 (1989), the Delaware Supreme Court enunciated principles designed to protect stockholders who rely on the proper functioning of a board's evaluative and deliberative processes.

                  First, the Court declared that inside directors "may not use superior information or knowledge to mislead others in the performance of their own fiduciary obligations" and that "those who join in such misconduct," including advisors, "are equally tainted." Id. at 1283 & 1284 n.33.


                  Second, the Court declared that outside directors breach their duties of loyalty and care when they abandon their oversight functions and create an environment in which insiders can act freely and improperly. Id. at 1284 n.32. The Court chastised the MacMillan board for being "torpid, if not supine" in placing a decision-making process in the hands of an inside director and his chosen advisors, and thereby

CUSIP NO. 146875109                                          Page 50 of 55 pages


"materially contributed to the unprincipled conduct of those upon whom it looked with a blind eye." Id. at 1280


                  Third, the Court provided a remedy for such misconduct, declaring that when a board is deceived, the protections of the business judgment rule vanish and the decisions reached by the board "are voidable at the behest of innocent parties to whom a fiduciary duty was owed and breached, and whose interests were thereby materially and adversely affected." Id. at 1284.

                  Each of these principles is applicable here.

                  Wright chose not to advise the board that it was Carver's objective to place votes in friendly hands. (Johnson 15; Dinkins 20; Dunham 25) Carver's lawyer, Kofi Appenteng, knew of that objective, but said nothing. Nor did Wright disclose any of the basic facts that made that objective apparent. The outsiders did not know they were being asked to issue shares to Wright's anti-takeover advisors (Dunham 21-22), that both transactions were rushed to completion so that they would close by the record date (Johnson 16; Dinkins 22; Dunham 25), or that Morgan Stanley and Provender had agreed not to grant a proxy without board approval (Johnson 16; Dinkins 47).

                  The board has allowed Wright and her advisors to run roughshod over them. Wright has hired a public relations firm and a financial advisor without retention

CUSIP NO. 146875109                                          Page 51 of 55 pages



agreements. (Wright 54-56) Without the board's knowledge, Wright allowed Davis Polk & Wardwell to represent both sides of the transaction between Carver and its antitakeover advisor, Morgan Stanley. (Dunham 35) No member of the nominating committee interviewed Terrell prior to his appointment to the board. (Dunham 33) When Wright's principal advisor at Morgan Stanley was accused of unconscionable wrongdoing, the board did not even inquire into, let alone investigate, and disavow, Morgan Stanley's crude threats.

                  The board relied on a so-called independent advisor, Keefe, Bruyette, who through its partner Duffy was complicit in the rush to get voting shares issued to Wright's advisors before the record date and then gave an uninformed and patently unreliable oral "expert" opinion that the transaction was fair, without providing the board with any truly comparable transactions, without any written analysis that supported his opinion and without any apparent serious questioning from the board.6

                  In ignorance, the board approved transactions that were no less harmful to BBC Capital than the disparate treatment in MacMillan was harmful to Maxwell. The outside directors were misled to believe Carver was simply raising capital, when
--------
         6 This is the same board whose members admitted they earlier had rejected a BBOC merger proposal in the face of advice it was "reasonable from a financial perspective" (Ex. 8 at M2670), claiming that they did not have the capacity to judge its fairness (Dunham 15-18; Dinkins 43), because Carver's Chairman opposed the proposal (Dinkins 43), and because of newspaper reports, the veracity of which went untested. (Johnson 34-37,
                  41)

CUSIP NO. 146875109                                          Page 52 of 55 pages


Wright and her advisers knew that the stock issuances were the culmination of months of anti-takeover strategy.

III.     A PRELIMINARY INJUNCTION IS THE ONLY REMEDY THAT WILL
         AFFORD AN UNTAINTED ELECTION CONTEST.

                  Where a strong showing has been made that a board of directors has interfered with the stockholder franchise, a preliminary injunction is recognized to be the appropriate remedy. Two of the reasons were articulated in Allen v. Prime Computer, Inc., Del. Supr., 540 A.2d 417 (1988). The deprivation of voting rights is an injury not reasonably compensable in damages, and a strong showing on the merits may compensate for even a weak showing of irreparable harm. Id. at 421.

                  In cases involving improper issuances of stock, this Court has expounded on the irreparable injury flowing from a thwarted election contest:

         If one concludes that Section 228 creates a right in corporate shareholders to take effective action and that the duty of loyalty ought to bar those in control of the corporation from taking action designed solely or primarily to thwart effective exercise of that right, then I conclude that it follows that the bare-bone facts not in dispute show that it is quite likely that a wrong has been done here. More to [the] point, that violation of statute and

CUSIP NO. 146875109                                          Page 53 of 55 pages



         fiduciary duty and breach of contract will cause injury that is difficult or impossible to quantify. In these circumstances the violation of duty shown supports findings of irreparable injury.



Commonwealth Assoc. v. Providence Health Care, Inc., C.A. No. 13135, 1993 Del. Ch. LEXIS 231 at *27-28 (Oct. 22, 1993).

                  A few years earlier, in Packer v. Yampol, C.A. No. 8432, 1986 Del. Ch. LEXIS 413 (Apr. 18, 1986), this Court explained why preliminary injunctive relief restraining the voting of illegally issued preferred stock is the only sensible remedy:

         It has been established, at least for present purposes, that the supervoting Preferred will, at the very least, substantially influence the outcome of the election and will have a chilling effect on the plaintiffs' proxy solicitation. If the May 13, 1986 election went forward and the Preferred stock were thereafter found to be valid, then admittedly the Preferred would have no actionable impact on the election. However, if the Preferred were ultimately found to be invalid, the election would have been prejudicially tainted, would have to be invalidated, and a new election, free of any tainting influence, would have to be held. A course that might yield such an undesirable result should be avoided of possible. No authority is cited which would require such an approach.



                  In this case, a preliminary adjudication in advance of the shareholders' meeting appears to be the more sensible way to proceed. The harm threatened here is to the corporate electoral process, a process which carries with it the right of shareholder to a meaningful exercise of

CUSIP NO. 146875109                                          Page 54 of 55 pages



         their voting franchise and to a fair proxy contest with an informed electorate. Harm of that nature must be prevented before a shareholders' meeting in case where, as here, any post-meeting adjudication might come too late.



                  For the foregoing reasons, I am satisfied that plaintiffs have met the criteria for establishing irreparable harm.



Id. at *31-33 (citations omitted).


                  The overwhelming record evidence demonstrates that Carver strove to issue stock to Morgan Stanley and Provender when they did because they believed such issuances would have a decisive impact on any proxy contest. As Morgan Stanley put it, "As we all know, not making the investment deadline of the record date is not an option." (Ex. 29) As Wright put it in her contemporaneous writing, her objective in issuing the stock was: "Friendly votes for upcoming shareholders' meeting." (Ex. 39 at C231)7

                  Defendants have no equity in preserving their ill-gained advantages, which would serve to taint the upcoming election.

                  Equally, there can be no justification or excuse for Morgan Stanley's unconscionable conduct. Threats to do harm to the business of a proxy contestant if he

         7 That Wright later testified falsely about this objective demonstrates her knowledge that what she and her advisors was doing was unlawful and that their interference with the stockholder franchise was intentional.

CUSIP NO. 146875109                                          Page 50 of 55 pages



does not withdraw, such as were made here, cannot be tolerated if Delaware corporate franchise rights are to be preserved. An injunction against Morgan Stanley should issue so that it, and any other Wall Street behemoth which thinks this type of behavior is acceptable in a Delaware election contest, will know the consequences of such thuggery.



                  For the foregoing reasons, plaintiff respectfully requests that its motion for a preliminary injunction be granted, so that the plaintiff and the public stockholders will have the benefit of a full and fair contest to elect directors at Carver.



                                                /s/ Andre G. Bouchard
                                               ---------------------

                                            Andre G. Bouchard
                                            Joel Friedlander
                                            BOUCHARD MARGULES & FRIEDLANDER
                                            222 Delaware Avenue, Suite 1102
                                            Wilmington, DE 19801
                                            (302) 573-3500
                                            Attorneys for Plaintiff



OF COUNSEL:



Stuart L. Shapiro
SHAPIRO FORMAN & ALLEN LLP
380 Madison Avenue
New York, NY 10017
(212) 972-4900



DATED:  February 7, 2000